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Exhibit 12.1:      Computation of Ratio of Earnings to Fixed Charges


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                                                                 2000           1999
                                                             --------------------------
Computation of Earnings:
      Pre-tax income from continuing operations                $680,703      $226,526
      Undistributed income from equity investees                 82,823        13,754
                                                             ------------    ----------

        Computed Earnings                                       597,880       212,772
                                                             ------------    ----------

Fixed Charges:
      Interest Costs:
        Expensed                                                 89,238        75,730
        Capitalized                                              30,105        16,695
      Minority interest in income of a subsidiary                16,956        16,632
      Amortization of interest rate hedges                        2,851           -
      Amortization of financing costs                             3,627         2,434
      Rental expense representative of interest factor           45,495        24,732
                                                             ------------    ----------

        Total fixed charges                                     188,272       136,223
                                                             ------------    ----------

      Earnings before income taxes and fixed charges           $756,047      $332,300
                                                             ============    ==========

      Ratio of earnings to fixed charges                           4.02          2.44
                                                             ============    ==========

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